Exhibit 99.1

For Immediate Release

Contact:	Susan Hardman	John Allen
	Intersil Investor Relations	Intersil Public Relations
	Tel: (408) 546-3332	Tel: (321) 729-4928
	E-Mail: shardman@intersil.com	E-Mail: jallen02@intersil.com

Intersil Corporation Announces Changes to Board of Directors

MILPITAS, CA, March 22, 2005 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog solutions, today announced that Greg Williams, the Company’s Chairman of the Board, plans to leave this role in May 2005. The Board of Directors will elect a new Chairman after the Annual Shareholders meeting on May 11, 2005.

Mr. Williams has served on Intersil’s Board of Directors since the Company’s IPO and assumed the role of Chairman in May 2002. Mr. Williams joined Harris Corporation in 1998 as a general manager and quickly transitioned to President of Harris Semiconductor. In this position, he started the renewal of the semiconductor unit, focusing the business on its RF, analog and power core competencies. He led the successful spin out from Harris Corporation in 1999 and Intersil’s initial public offering in 2000, the largest U.S. semiconductor IPO in history as of that date. In May 2002, Mr. Williams transitioned from CEO and President to his current role as Chairman.

“Over the course of time, I have enjoyed playing key roles in enabling Intersil to become a great independent company,” said Mr. Williams “I believe the Company is positioned for success having built a strong foundation.”

“Greg’s vision and commitment enabled Intersil to become a successful public semiconductor company. He has been instrumental in guiding the Company through its transition to a high performance analog company,” Mr. Beyer said. “For the past three years, Greg has been an invaluable contributor to me and the Intersil leadership team. He will be missed by me, the Directors and the employees of Intersil. We wish him great success in his future endeavors.”

About Intersil

Intersil Corporation, a NASDAQ-100 Index company, is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at www.intersil.com.